EXHIBIT 10.2

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

XTX ENERGY, INC.

This CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT is made and entered into as of this [____] day of [______________], 2007, by and between XTX Energy, Inc.,  a Nevada corporation qualified to do business in the State of Florida (the “Company”), and Adam Bauman (“Chief Executive Officer”).

WHEREAS, the Company desires to employ the Chief Executive Officer, and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Chief Executive Officer desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Chief Executive Officer hereby agree as follows:

Section 1.

Definitions.

(a)

“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Chief Executive Officer’s employment, (ii) any unpaid or unreimbursed business expenses incurred in accordance with Section 8 below, (iii) any benefits provided under the Company’s benefit plans, in the event of a termination of employment, in accordance with the terms therein, if any, (iv) all of Chief Executive Officer’s ownership interests in the Company that have vested as of the date of termination and those scheduled to vest within the next succeeding thirty (30) days, (v) relocation expenses and return relocation expenses in accordance with Section 5, below, (vi) Annual Bonuses earned in prior fiscal years but unpaid as of the date of termination, (vii) pro rata portion of Chief Executive Officer’s Annual Bonus for the fiscal year during which termination occurs, and (viii) payments or benefits required to be provided Chief Executive Officer by operation of applicable law.

(b)

“Base Salary” shall mean the salary provided for in Section 6(a), below, or any increased salary granted to Chief Executive Officer pursuant to Section 6(a).

(c)

“Board” shall mean the Board of Directors of the Company.

(d)

“Cause” shall mean (i) acts of personal dishonesty, gross negligence or willful misconduct by Chief Executive Officer in connection with Chief Executive Officer’s employment duties; (ii) failure or refusal by Chief Executive Officer to perform in any material respect his duties or responsibilities under this Agreement; (iii) misappropriation by Chief Executive Officer of the assets or business opportunities of the Company or its affiliates; (iv) embezzlement or other financial fraud committed by Chief Executive Officer, at his direction, or with his personal knowledge; (v) Chief Executive Officer’s conviction of, admission to, or entry of pleas of no contest to any felony (except first offense DUI or DWI) or any crime involving

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moral turpitude; (vi) public or consistent drunkenness by Chief Executive Officer or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Chief Executive Officer’s duties hereunder; or (vii) Chief Executive Officer’s breach of any material provision of this Agreement or violation of the Company’s practices or policies.

(e)

Change In Control” shall mean the occurrence of any of the following: (1) the Sale of all or substantially all of the Company’s assets to any person or entity, provided that the sale or transfer of Company facilities to a real estate investment trust in a sale-leaseback transaction (or similar transaction) shall not be considered a sale of all or substantially all of the Company’s assets; (2) the merger or consolidation of the Company with another entity subsequent to which the shareholders of the Company do not own at least 51% of the Voting Stock of the surviving entity; or (3) any person or entity other than the beneficial owners as of the date of this Agreement, together with his, her or its Affiliates becoming, directly or indirectly, the beneficial owner of 51% or more of the Voting Stock of the Company.

(i)

“Affiliate” shall mean, with respect to any person or entity, any person or entity that directly or indirectly Controls, is Controlled by, or is under common Control with such person or entity;

(ii)

“Control” shall mean, with respect to a person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, in any way.

(iii)

“Voting Stock” shall mean the outstanding shares of capital stock of the Company entitled to vote generally in elections for directors, considered as one class, provided that if any shares are entitled to more or less than one vote, the term Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

(f)

“Commencement Date” shall mean ________________, 2007.

(g)

“Company” shall mean XTX Energy, Inc., a Nevada corporation qualified to do business in the State of Florida, acting by and through its Chief Executive Officer, or his designee.

(h)

“Competitive Activities” shall mean any business activities in which the Company or its subsidiaries are engaged or have plans to engage either (i) during the period of Chief Executive Officer’s employment, or (ii) for purposes of Chief Executive Officer’s obligations under Subsection 10(b) after the period of Chief Executive Officer’s employment, at the time of termination of Chief Executive Officer’s employment.

(i)

“Confidential Information” shall have the meaning set forth in Subsection 10(a), below.

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(j)

“Disability” shall mean any physical or mental disability or infirmity that prevents the performance of Chief Executive Officer’s duties (despite reasonable accommodation) for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent or potentiality of Chief Executive Officer’s Disability upon which Chief Executive Officer and the Company cannot agree shall be determined by a qualified, independent physician selected by the Chief Executive Officer and approved by Company (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k)

“Entity” shall mean any “person” other than an individual person.

(l)

“Good Reason” shall mean (i) the diminution of the Chief Executive Officer’s authorities, responsibilities, powers or functions or directly reporting senior executives; (ii) the assignment to the Chief Executive Officer of duties or responsibilities which are materially inconsistent with the Chief Executive Officer’s authority, status, duties or titles as set forth in Section 3(a) (including office and reporting requirements); (iii) the Company’s requiring the Chief Executive Officer to be based at any office or location more than twenty (20) miles from the Chief Executive Officer’s current primary executive office; (iv) a reduction by the Company of the Chief Executive Officer’s compensation; (iv) a Change In Control, or (v) the material breach by the Company of any provision of this Agreement.

(m)

“Gross Compensation” shall mean all forms of compensation, benefits, entitlements, payments and advantages provided to Chief Executive Officer under this Agreement, including without limitation, Base Salary, Annual Bonus and Long-term Incentive Compensation and Sign-on Stock Options.

(n)

“Long-term Incentive Plan” shall mean the XTX Energy, Inc. Long-term Incentive Plan, as the same may be established, amended, modified or supplemented from time to time in the sole discretion of the Company.

(o)

INTENTIONALLY LEFT BLANK

(p)

 “Non-solicitation Restricted Period” shall mean the period commencing on the Commencement Date and extending through the (a) twelve (12) month anniversary of the date of Chief Executive Officer’s termination of employment hereunder pursuant to Section 9 for any reason.

(q)

“Sale” shall mean a transfer of all or substantially all of the interests of the Company, or a Change in Control of the Parent or the Company, or any transaction having a similar effect (including, without limitation, a merger, consolidation or business combination).

(r)

“Severance Amount” shall mean an amount equal to one year of Base Salary, or as otherwise specified in Subsection 9(c)(ii), below.

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Section 2.

Acceptance; Term of Employment.

The Company agrees to employ Chief Executive Officer and Chief Executive Officer agrees to serve the Company on the terms and conditions set forth herein. Chief Executive Officer’s employment shall be for an initial term (the “Term”) of two (2) years from the Commencement Date, subject to the provisions of Section 9 hereof regarding employment termination. The Term of this Agreement shall be deemed automatically renewed and extended for successive one (1) year periods unless either the Company or the Chief Executive Officer shall, no later than ninety (90) days prior to the then-upcoming date of expiration, provide to the other a written notice of non-renewal and non-extension. A written notice of non-renewal and non-extension by the Company shall be deemed a Termination without Cause by the Company pursuant to Section 9(c).

Section 3.

Position, Duties and Responsibilities.

(a)

Position; Duties:  Throughout his period of employment, Chief Executive Officer shall be employed and serve as the President and Chief Executive Officer of the Company (together with such other position or positions consistent with Chief Executive Officer’s title as the Company shall specify from time to time) and shall have such duties typically associated with such title and as may otherwise be assigned to him by the Company.

(b)

Full Business Time: Chief Executive Officer shall devote his full business time, attention, skill and efforts to the performance of his duties under this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Chief Executive Officer from (i) serving as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of for-profit companies or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing personal and/or family investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Chief Executive Officer so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c)

Company Policies:  The Chief Executive Officer shall comply with all Company practices, policies and procedures (including the Company’s conflict of interest policy) as in effect from time to time.

Section 4.       Location; Relocation.

(a)

The location of Chief Executive Officer’s employment by the Company shall be in the greater metropolitan area of New York, New York, or within twenty (20) miles of such greater metropolitan area, except that Chief Executive Officer may from time to time work from such other location or locations as he may choose.

(b)

In the event that the Company shall request Chief Executive Officer to relocate his principal residence, and the Chief Executive Officer in his sole discretion agrees to such

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request, the Company shall reimburse Chief Executive Officer for any reasonable relocation and temporary living expenses that are actually incurred by Chief Executive Officer in connection with any such relocation, provided Chief Executive Officer furnishes to the Company any documentation reasonably requested by the Company evidencing any such reasonable relocation and temporary living expenses.

(c)

In the event that the Chief Executive Officer’s employment is terminated by the Company without Cause, or by him for Good Reason, pursuant to Section 9, then he shall be entitled to reasonable return relocation and temporary living expenses to the locale of his choice within the continental United States incurred within twelve months of his employment termination, provided the Chief Executive Officer furnishes to the Company any documentation reasonably requested by the Company evidencing any such reasonable return relocation and temporary living expenses.

(d)

The Company’s obligations to Chief Executive Officer under this Section 5 shall survive the termination and expiration of this Agreement.

Section 5.      Intellectual Property Transfer.

(a)

a material condition to the Company entering into this Agreement with Chief Executive Officer, Chief Executive Officer agrees to enter into a separate agreement with the Company by which he will obligate himself to take those steps and measures necessary to effectuate the assignment to the Company of all ownership and other rights of domain names publoot.com, publoot.biz, publoot.info, publoot.name, publoot.mobi, publoot.net, publoot.org, publoot.tv, publoot.us, publoot.ws, squiglee.name, squiglee.us, squiglee.tv and squiglee.ws.

(b)

During the term of his employment, Chief Executive Officer will assign to the Company any and all patents, patent applications and other intellectual property he may develop that are directly related to the business of the Company.

Section 6.    Compensation.

During the period of his employment, Chief Executive Officer shall be entitled to the following compensation:

(a)

Base Salary.  Chief Executive Officer shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of Two Hundred Thousand dollars ($200,000.00), with increases, if any, as may be approved in writing by the Board, in its sole discretion.

(b)

Bonus.  Chief Executive Officer shall be eligible to receive for each calendar year (or ratably for partial calendar years) an annual cash bonus (the “Bonus”) based upon the achievement of certain financial and non-financial performance goals which, from time to time, may be established by mutual agreement of Chief Executive Officer and the Company’s Board of Directors. The Board, in their sole discretion, shall determine the appropriateness and amount of any bonus to be paid to Chief Executive Officer.  If a Bonus is awarded, such Bonus shall be

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paid to the Chief Executive Officer within seventy-five (75) calendar days following the end of the fiscal year for which it is awarded, unless the Chief Executive Officer shall elect to defer the receipt of such Bonus in accordance with a deferred compensation plan approved by the Company.

(c)

Long-term Incentive Plan.  If the Company establishes a Long-term Incentive Plan, Chief Executive Officer will be eligible to participate in the Long-term Incentive Plan subject to the terms and provisions of such Plan.

(d)

Sign-On Stock Options.  Upon the commencement of Chief Executive Officer’s employment under this Agreement, the Company shall award him Three Hundred Fifty Three Thousand Two Hundred and Fifty (353,250) stock options upon such terms, conditions and provisions as shall be determined by mutual agreement of the Chief Executive Officer and the Board.

Section 7.   Chief Executive Officer’s Benefits, Vacation, Perquisites, etc.

(a)

During the period of his employment, Chief Executive Officer shall be entitled to participate in such health, welfare, insurance, retirement, thrift, equity, profit-sharing, medical coverage, pension, education, and other benefits generally provided to other members of the senior management team of the Company. Health insurance shall be provided on a full-family, no-cost basis to Chief Executive Officer.

(b)

During the period of his employment, Chief Executive Officer shall be entitled to the same number of holidays, vacation, sick days and other employment policies and practices as are generally allowed to members of the senior management team of the Company in accordance with the Company policy in effect from time to time. Notwithstanding, Chief Executive Officer shall be entitled to no less than three (3) weeks of paid vacation per year, ten (10) days of sick /personal days per year.

(c)

During the period of his employment, Chief Executive Officer shall be entitled to a monthly automobile allowance as determined by mutual agreement of the Chief Executive Officer and the Board, as well as payment of or reimbursement for all gasoline usage for his automobile in connection with his duties as Chief Executive Officer.

(d)

During the period of his employment, Chief Executive Officer shall be provided the services of a full-time executive assistant of his choosing to assist him as he may so choose with regard to his daily business affairs.

(e)

During the period of his employment, Chief Executive Officer shall be provided with a cellular telephone of his choice, and Company shall provide for all expenses related to use of such cellular telephone, including without limitation usage charges, provider fees and taxes, maintenance and accessories.

(f)

Company shall at all times maintain a comprehensive Directors and Officer Full-Indemnity (liability and defense) insurance policy for Chief Executive Officer’s benefit in

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amount no less than $2 million, and shall also indemnify Chief Executive Officer for any and all loss, cost and expense he may suffer or face related to or arising from Chief Executive Officer’s performance of his duties under this Agreement.

(g)

During the period of his employment, the Company will maintain and pay the premiums on a term life insurance policy (the “Term Life Policy”) in which the executive shall name the Company as beneficiary during the term of Chief Executive Officer’s employment with a death benefit of not less than $1,000,000.  Upon separation from the Company, the Chief Executive Officer may assume the Term Life Policy at Chief Executive Officer’s sole expense and designate a beneficiary of Chief Executive Officer’s choice.

Section 8.     Reimbursement of Business Expenses.

Chief Executive Officer is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time. Company shall provide Chief Executive Officer with a Company credit card for such purposes.

Section 9.

  Termination of Employment.

(a)

General.  The Chief Executive Officer’s employment hereunder shall terminate upon the earliest to occur of (i) Chief Executive Officer’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with Cause, (iv) a termination by the Company without Cause, (iv) a termination by the Chief Executive Officer Without Good Reason, or (v) a termination by the Chief Executive Officer With Good Reason. Upon any termination of Chief Executive Officer’s employment for any reason, except as may otherwise be requested by the Company in writing, Chief Executive Officer shall resign from any and all directorships, committee memberships or any other positions Chief Executive Officer holds with the Company or any of its affiliates.  In conjunction with the other  provisions of this Agreement, the provisions of this Section 9 shall exclusively govern Chief Executive Officer’s rights upon termination of employment with the Company, provided, however, that nothing contained in this Section 9 shall diminish Chief Executive Officer’s rights with respect to the Long-term Incentive Plan, or the Sign-On Stock Options, should they provide him greater or more valuable interests in the event of termination, such terms and provisions of which shall continue to govern Chief Executive Officer’s rights and interests following any termination.

(i)

Termination due to Death or Disability.  Chief Executive Officer’s employment shall terminate automatically upon his death.  The Company may terminate Chief Executive Officer’s employment immediately upon the occurrence of a Disability (as defined in this Agreement), such termination to be effective upon Chief Executive Officer’s receipt of written notice of such termination.  In the event Chief Executive Officer’s employment is terminated due to his death or Disability, Chief Executive Officer or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Obligations.

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Following such termination of Chief Executive Officer’s employment by the reason of death or Disability, except as set forth in this Subsection 9(b), Chief Executive Officer shall have no further rights to any compensation or any other benefits under this Agreement.

(b)

Termination by the Company for Cause.

(i)

A termination for Cause shall not take effect unless the provisions of this Subsection are complied with. Chief Executive Officer shall be given not less than sixty (60) days written notice by the Company of the intention to terminate him for Cause, which notice shall describe the particular act or acts, or failure or failures to act, that constitute the grounds on which the proposed termination for Cause is based.  If the nature of the alleged Cause is capable of cure, Chief Executive Officer shall have thirty (30) days after the date that such written notice has been given to Chief Executive Officer in which to cure such conduct. If he fails to cure such conduct within that time period, the termination shall be effective on the date immediately following the expiration of the sixty (60) day notice period.  During any cure period provided hereunder, the Chief Executive Officer may continue to occupy his office premises and otherwise perform his duties hereunder, unless his so doing constitutes a clear danger to the Company or conflicts with its best interests.

(ii)

In the event the Company terminates Chief Executive Officer’s employment for Cause, he shall be entitled only to the Accrued Obligations.

Following such termination of Chief Executive Officer’s employment for Cause, except as set forth in this Subsection 9(c), Chief Executive Officer shall have no further rights to any compensation or any other benefits under this Agreement.

(c)

Termination by the Company without Cause.  The Company may terminate Chief Executive Officer’s employment at any time without Cause, effective sixty (60) days after the Chief Executive Officer’s receipt of written notice of such termination.  In the event Chief Executive Officer’s employment is terminated by the Company without Cause (other than due to death or Disability), Chief Executive Officer shall be entitled to:

(i)

The Accrued Obligations;

(ii)

Payment of a sum representing the One Year of salary (the “Severance Amount”) at Chief Executive Officer’s election either (1) in “lump sum” fashion within sixty days of the effective date of his termination, or (2) in twelve (12) equal monthly installments, less applicable withholdings and deductions, including without limitation continuation of payments on his behalf for such period, subject in all events to Section 21 of this Agreement;

(iii)

Should Chief Executive Officer be eligible for and elect to continue his health insurance pursuant to COBRA following the date of such termination, payment of his family COBRA premiums in excess of the cost of such health insurance coverage for an

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active Chief Executive Officer of the Company (or to apply same to the premiums of a different group health insurance policy) until the earlier of: (A) twelve (12) months or (B) the date Chief Executive Officer commences employment with any person or entity and, thus, is eligible for health insurance benefits; and

Following such termination of Chief Executive Officer’s employment by the Company without Cause, except as set forth in this Subsection 9(c), Chief Executive Officer shall have no further rights to any compensation or any other benefits under this Agreement.

(d)

Termination by Chief Executive Officer without Good Reason.  Chief Executive Officer may terminate his employment without Good Reason by providing the Company sixty (60) days written notice of such termination.  In the event of a termination of employment by Chief Executive Officer Without Good Reason under this Subsection 9(d), Chief Executive Officer shall be entitled only to the Accrued Obligations. Following such termination of Chief Executive Officer’s employment by Chief Executive Officer, except as set forth in this Subsection 9(d), Chief Executive Officer shall have no further rights to any compensation or any other benefits under this Agreement.

(e)

Termination by the Chief Executive Officer With Good Reason.  The Chief Executive Officer shall be permitted to terminate his employment with the Company for Good Reason, as defined, by providing the Company sixty (60) days’ notice of Termination With Good Reason which notice shall set forth the basis for the Chief Executive Officer’s determination that Good Reason exists. Upon the Company’s receipt of such notice from the Chief Executive Officer of his Termination With Good Reason, it shall have fifteen (15) days to provide him with written notice that it disputes the existence of Good Reason for his termination of employment, or the existence of Good Reason for his termination of employment shall be deemed conclusive and binding.  In the event of a termination of employment by the Chief Executive Officer With Good Reason, he shall be treated in all respects as if his employment with the Company was terminated by the Company without Cause pursuant to Section 9(c).

(f)

Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit other than the Accrued Obligations, Chief Executive Officer shall have executed a customary general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired. The general release required of the Chief Executive Officer shall not limit his rights and entitlements under this Agreement, nor place upon him obligations not expressed in this Agreement.

(g)

Certain Additional Payments.  In the event that (i) Chief Executive Officer would otherwise be entitled to the compensation and the benefits described in this Section 9 (“Compensation Payments”), and (ii) the Company determines, based upon the advice of tax counsel selected by the Company’s independent auditors acceptable to Chief Executive Officer, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under IRS Code Section 280G(b)(2) (“Parachute Payments”), any of such Parachute Payments would be reportable by the Company as “excess parachute payments,” such Compensation Payments shall be reduced to the extent necessary to cause Chief Executive Officer’s Parachute Payments to equal 2.99 times the “base amount” as defined in Code Section

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280G(b)(3) with respect to Chief Executive Officer. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Chief Executive Officer than payment of the unreduced Parachute Payment after deduction of tax imposed on and payable by Chief Executive Officer under Section 4999 of the Code (“Excise Tax.”)  The value of any such non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by the Company’s independent auditors.

Section 10.

Restrictive Covenants.

Chief Executive Officer acknowledges and agrees that (A) the agreements and covenants contained in this section are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Chief Executive Officer will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of this Section 10, references to the Company shall be deemed to include its subsidiaries.

(a)

Confidential Information.  At any time during and after the end of the period of Chief Executive Officer’s employment by the Company, without the prior written consent of the Company, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Chief Executive Officer shall use his best efforts to consult with the Company prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Chief Executive Officer shall not disclose to or use for his benefit or the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding legislative initiatives, contract negotiations, vendor arrangements, product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers, or others who do business with the Company (collectively, “Confidential Information”).  Chief Executive Officer’s obligation under this Subsection 10(a) shall not apply to any information which (i) is known publicly; or (ii) is in the public domain or hereafter enters the public domain without the breach of Chief Executive Officer of this Subsection 10(a).

(b)

Non-Solicitation; Non-Interference.  During the Non-solicitation Restricted Period, Chief Executive Officer shall not, directly or indirectly, for his own account or for the account of any other person or entity, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any person or entity employed by, as an agent of, or a service provider to, the Company to terminate (or, in the case of an agent or service provider, reduce) such person’s or entity’s employment, agency or service, as the case may be, with the Company; (ii) solicit or accept business from any individual or entity for whom the Company provided services or products within the one-year period immediately preceding the date of Chief

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Executive Officer’s termination of employment; or (iii) solicit or accept business from any prospective customer or client of the Company who, within the one-year period immediately preceding the date of Chief Executive Officer’s termination of employment, Chief Executive Officer had directly solicited or where, directly or indirectly, in whole or in part, Chief Executive Officer supervised or participated in the Company’s solicitation activities related to such prospective customer or client, nor shall he assist any person or entity to engage in any activity prohibited by this Subsection 10(b).

(c)

Return of Documents.  In the event of the termination of Chief Executive Officer’s employment for any reason, Chief Executive Officer shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.  Notwithstanding the above, in the event that the Chief Executive Officer has transmitted information or documentation regarding the Company to his personal or home computer(s) to enable off-site work, upon his termination he will certify to the Company that any and all such information about the Company, if any, (i) has been delivered or transmitted to the Company, or (ii) has been permanently deleted from such personal computer(s), and the Company shall accept such certification as complete fulfillment of Chief Executive Officer’s obligations in this regard.

(d)

Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section entitled “Restrictive Covenants” unenforceable, the other provisions of this Section entitled “Restrictive Covenants” shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(e)

Foreign Corrupt Practices Act.  Chairman understands that the Company is subject to the Foreign Corrupt Practices Act as enacted in the United States which prohibits any U.S. company from offering monetary or other incentives to procure contracts to individuals, entities, or government employees to which the individuals, entities, or government employees would otherwise have no entitlement.  In recognition of this prohibition, Chairman promises to refrain from any activity which would violate this prohibition or give the appearance of a violation.  Further, Chairman agrees to indemnify and hold the Company harmless from any claims or damages resulting from an act or omission attributable to Chairman which would result in damages being imputed to, or assessed against the Company.

Section 11.

Injunctive Relief.

Without limiting the remedies available to the Company, Chief Executive Officer acknowledges that a breach or threatened breach of any of the covenants contained this Section 10 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company

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shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 10 hereof, restraining Chief Executive Officer from engaging in activities prohibited by Section 10 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 10 hereof.  Notwithstanding any other provision to the contrary, the Non-competition Restriction Period and the Non-solicitation Restriction Period shall be tolled during any period of violation of any of the covenants in Subsections 10(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Chief Executive Officer or another person or entity with whom Chief Executive Officer is affiliated if it is ultimately determined that Chief Executive Officer was in breach of such covenants.

Section 12.

Representations and Warranties of Chief Executive Officer.

Chief Executive Officer represents and warrants to the Company that:

(a)

Chief Executive Officer is entering into this Agreement voluntarily and that his execution of this Agreement, his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)

he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound;

(c)

in connection with his employment with the Company he will not use, disclose, divulge, share, make use of any confidential, proprietary or trade secret information, documentation or materials he may have obtained in connection with employment with any prior employer; or belonging to any other party, and

(d)

the Company has suggested to the Chief Executive Officer that he seek legal counsel of his choice to review this Agreement before he signs it, and he has been given full and ample opportunity to do so.

Section 13.

Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social security taxes, as shall be required by law or governmental regulation or ruling. .

Section 14.

Set Off; No Mitigation.

The Company’s obligation to pay Chief Executive Officer the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Chief Executive Officer to the Company or its affiliates. Chief Executive Officer shall not be required to mitigate the amount of any payment provided for

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pursuant to this Agreement by seeking other employment or otherwise and, except as expressly provided for in this Agreement, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Chief Executive Officer’s other employment or otherwise.

Section 15.

Successors and Assigns; No Third-Party Beneficiaries.

(a)

The Company. This Agreement shall inure to the benefit of, be binding  upon, and be enforceable by, the successors, assigns, heirs, estates and legal representatives of the Company and the Chief Executive Officer, and may be assigned by the Company to any purchaser of all or substantially all of the Company’s business or assets, or an operating division thereof, any successor to the Company or any assignee thereof (whether direct or indirect, by stock purchase, asset purchase, merger, consolidation or otherwise).  The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. Notwithstanding any such assignment by the Company, it shall remain obligated to the Chief Executive Officer in all respects in the event and to the extent the Company’s assignees do not fulfill all of Company’s obligations to the Chief Executive Officer. However, notwithstanding any provisions to the contrary, upon a change of control, Chief Executive Officer may terminate this Agreement with Good Reason and his termination will be treated in accordance with the terms contained in Section 9(c) above.

(b)

Chief Executive Officer.  Chief Executive Officer’s rights and obligations under this Agreement shall not be transferable by Chief Executive Officer by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Chief Executive Officer shall die, all amounts then payable to Chief Executive Officer hereunder shall be paid in accordance with the terms of this Agreement to Chief Executive Officer’s estate, and if Chief Executive Officer shall become Disabled, then in accordance with the instructions of his Guardian or legal representative.

(c)

No Third-Party Beneficiaries.  Other than as expressed herein, nothing  referred to in this Agreement will be construed to give any person or entity other than the Company and Chief Executive Officer any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.

Waiver and Amendments.

Any amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto.  No waiver by either of the parties hereto of their rights hereunder or of compliance by the other party of any of the terms or conditions hereof shall be effective unless the party waiving its rights hereunder or compliance with the terms hereof shall have executed a written instrument setting forth the terms and conditions of such waiver.  In addition, no waiver by either of the parties hereto of their rights hereunder or of compliance by the other party of any of the terms or conditions hereof shall be

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deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.

Severability and Governing Law.

Without limiting the terms of Section 10 above, if any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without  giving effect to the choice of law principles thereof) applicable to contracts made and to be performed entirely within such state and venue shall be exclusive to the State and Federal Courts located in Broward County, Florida.

Section 18.

Costs of Disputes.

If any action at law or in equity (inclusive of appellate or bankruptcy proceedings) is or becomes necessary to enforce or interpret the terms and provisions of this Agreement, the prevailing party shall be entitled to reasonable costs thereof, including without limitation reasonable attorney’s fees.

Section 19.

Notices.

Every notice, consent, demand, request, approval or other communication relating to this Agreement shall be in writing, and shall be (i) personally delivered, (ii) mailed by certified mail, prepaid return receipt requested, (iii) delivered by overnight express delivery service, to the addresses below, or to such other address as may be designated by the parties from time to time in accordance with this Section 19:

If to the Company:

XTX Energy, Inc.

___________________________

___________________________

___________________________

Telephone: __________________

If  to the Chief Executive Officer:

Mr. Adam Bauman

350 E. 79th St., # 4D

New York, NY 10021-9203

With a copy sent simultaneously to:

David A. Carter, Esq.

David A. Carter, P.A.

One Lincoln Place

1900 Glades Road, Suite 401

Boca Raton, FL 33431

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Telephone: (561) 750-6999

Any notice so addressed shall be deemed to be given:  (i) if delivered by hand, on the date of such delivery; (ii) if mailed by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.

Section Headings.

The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.

IRS Code Section 409A

Notwithstanding any other provision of this Agreement to the contrary, if the Chief Executive Officer is a “Specified Chief Executive Officer” as defined in IRS Code (“the Code”) Section 409A, and if any amounts that the Chief Executive Officer is entitled to receive pursuant to this Agreement are otherwise not exempt from Code Section 409A as a short-term deferral or otherwise, then to the extent necessary to comply with Code Section 409A, no payments may be made and no benefits may be provided under this Agreement before the date which is six (6) months after the Chief Executive Officer’s “separation from service” within the meaning of Code Section 409A or, if earlier, the Chief Executive Officer’s death.  Any payments which would have otherwise been required to be paid during such six (6) months or, if earlier, before the Chief Executive Officer’s death, shall be paid to the Chief Executive Officer in one lump sum payment as soon as administratively practical after the date which is six (6) months after the Chief Executive Officer’s separation from service or, if earlier, the Chief Executive Officer’s date of death. In such event, any and all such sums paid to the Chief Executive Officer on a delayed basis shall bear interest at the rate of twelve percent (12%) per annum. The Chief Executive Officer’s termination of employment under this Agreement shall be interpreted in a manner consistent with the definition of “Separation from Service” in Code Section 409A. To the extent this Agreement is subject to Code Section 409A, it is intended to comply with the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.

Section 22.

Entire Agreement.

This Agreement, together with any agreements executed by the Company and Chief Executive Officer in respect of awards under any equity, benefit or welfare plan, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Chief Executive Officer.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 23.

Survival of Operative Sections.

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Upon any termination of Chief Executive Officer’s employment, the provisions of Sections  9, 10, 11, 13, 14, 15, 16, 17, 18 and 23 of this Agreement (and any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24.

Gender Neutrality.

Any use of the male or female pronouns in this Agreement, whether “he,” “she,” “him,” “her” or words or phrases to similar effect, shall have no significance in the interpretation and application of the terms, provisions and conditions of this Agreement, such use being solely for the sake of convenience.

Section 25.

Counterparts; Facsimile Signature.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

XTX ENERGY, INC.

By:

Name:

Title:

CHIEF EXECUTIVE OFFICER:

/s/  Adam Bauman

Adam Bauman

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